                                                                   ANNEX B

                               STOCK EXCHANGE AGREEMENT

    THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is entered into as of this 15 day of July, 1996, by and among TRANSACTION SYSTEMS ARCHITECTS, INC., a Delaware corporation, ("TSA") GRAPEVINE SYSTEMS, INC., a Nebraska corporation, ("Grapevine"), and STEPHEN J. ROYER, JAMES J. McFADDEN, MICHAEL F. BENSON, JAMES G. STRICKLAND and MICHAEL R. ENGEL (the "Principal Shareholders").

                                       RECITALS

    A. TSA, the Principal Shareholders and Grapevine have determined to engage in the transactions contemplated hereby, pursuant to which Grapevine will adopt a Plan of Share Exchange in accordance with Section 21-20,129 of the Nebraska Business Corporation Act and its shareholders will exchange (the "Exchange") all of their shares of Grapevine Common Stock, par value $.004 per share ("Grapevine Common Stock"), for shares of TSA's Class A Common Stock, par value $.005 per share ("TSA Common Stock"), upon the terms and subject to the conditions set forth herein.

    B. The Principal Shareholders of Grapevine are hereby making certain representations, warranties, covenants and agreements in support of the transactions contemplated by this Agreement.

    C. The Exchange is intended to be treated as a "pooling of interests" for accounting purposes and a tax-free reorganization pursuant to the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                      ARTICLE I

                                     THE EXCHANGE

    SECTION 1.01 THE EXCHANGE.

    (a) Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in subsection (b) below), the Grapevine shareholders will exchange, assign, transfer and deliver all of the shares of Grapevine Common Stock for shares of TSA Common Stock and TSA agrees to exchange therefor and assign, transfer and deliver that number of shares of TSA Common Stock as calculated in accordance with the provisions of this Agreement.

    (b) The closing of the Exchange (the "Closing") will take place as soon as practicable after the parties hereto are in a position to satisfy or waive the conditions set forth in Article VII. The Closing shall take place at a date and time to be mutually agreed upon by the parties but not later than twenty (20) business days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Closing Date") at the offices of Erickson & Sederstrom, P.C., Omaha, Nebraska 68114.

    (c)  On the Closing Date,   TSA shall deliver for exchange in accordance
with this Section 1.01 certificates evidencing TSA Common Stock in exchange for outstanding shares of Grapevine Common Stock.

    (d) Notwithstanding any other provision of this Agreement, no fractional shares of TSA Common Stock shall be issued in connection with the Exchange. In lieu of any such fractional shares, each holder of shares of Grapevine Common Stock who would otherwise have been entitled to receive a fraction of a share of TSA Common Stock upon surrender of Certificates for exchange pursuant to this
Section 1.01 shall be entitled to receive from TSA a cash payment equal to such fraction multiplied by the Average Closing Price of TSA Common Stock.

SECTION 1.02 EXCHANGE FACTORS.

    (a) On the Closing Date each share of Class A Grapevine Common Stock outstanding immediately prior to the Closing Date shall be exchanged for .2074 of a share of TSA Common Stock.

    (b) On the Closing Date each share of fully vested Class B Grapevine Common Stock outstanding immediately prior to the Closing Date, as set forth on
Exhibit 2.29, shall be exchanged for .1971 of a share of TSA Common Stock.

    (c) On the Closing Date each share of twenty-five percent (25%) vested Class B Grapevine Common Stock outstanding immediately prior to the Closing Date, as set forth on Exhibit 2.29, shall be exchanged for .1675 of a share of TSA Common Stock.

    (d) On the Closing Date each share of fifty percent (50%) vested Class B Grapevine Common Stock outstanding immediately prior to the Closing Date, as set forth on Exhibit 2.29, shall be exchanged for .1774 of a share of TSA Common Stock.

    (e) On the Closing Date each share of seventy-five percent (75%) vested Class B Grapevine Common Stock outstanding immediately prior to the Closing Date, as set forth on Exhibit 2.29, shall be exchanged for .1872 of a share of TSA Common Stock.

    The total number of shares of TSA Common Stock to be issued in the Exchange (i.e., 370,000) and the exchange ratios set forth in paragraph 1.02(a) through 1.02(e) will be adjusted in the event that the average per share closing price of TSA Common Stock on NASDAQ for the five (5) business days after the Registration Statement (described in Section 2.28) is declared effective by the Securities and Exchange Commission ("Average Closing Price") is less than Thirty Dollars ($30.00) per share or more than Forty Dollars ($40.00) per share. If the Average Closing Price is less than Thirty Dollars ($30.00) per share, then the total number of shares of TSA Common Stock to be issued in the Exchange shall be determined by dividing $11,100,000 (which is 370,000 x $30.00) by the Average Closing Price. If the Average Closing Price is greater than Forty Dollars ($40.00), then the total number of shares of TSA to be issued in the Exchange shall be determined by dividing $14,800,000 (which is 370,000 x $40.00) by the Average Closing Price. In the case of either such adjustment, the exchange ratios set forth in paragraphs 1.02(a) through 1.02(e) shall be adjusted accordingly.

    SECTION 1.03  EFFECT OF SHARE EXCHANGE UNDER NEBRASKA BUSINESS CORPORATION
ACT.

    Articles of Share Exchange shall be filed with the Secretary of State of Nebraska as soon as practicable after the Closing. The effective date of Articles of Share Exchange as specified in the Plan of Share Exchange (the "Effective Date") shall be the Closing Date or on such other date as the parties may mutually agree upon. Subject to the terms and conditions of this Agreement and the Plan of Share Exchange, TSA will acquire all of the Grapevine Common Stock in a statutory share exchange pursuant to the Plan of Share Exchange and in accordance with applicable provisions of Delaware and Nebraska law so as to cause each share of Grapevine Common Stock that is issued and outstanding immediately prior to the Effective Date to be exchanged for the number of fully paid and nonassessable shares of TSA Common Stock calculated in accordance with
Section 1.02 of this Agreement without further action on the part of any holder thereof.

    SECTION 1.04 TAX-FREE REORGANIZATION.

    The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Exchange in accordance with the provisions of Code (Internal Revenue Code of 1986, as amended) Section 368(a)(1)(B). The shares of TSA Common Stock issued in the Exchange will be issued solely in exchange for the issued and outstanding shares of Grapevine Common Stock pursuant to this Agreement, and no other transaction other than the Exchange represents, provides for or is intended to be an adjustment of the consideration paid for the Grapevine Common Stock. Except for cash paid in lieu of fractional shares or for dissenting shares of Grapevine Shareholders pursuant to their rights under Sections 21-20,137 to 21-20,150 of the Nebraska Business Corporation Act, no consideration that would constitute "other property" within the meaning of Code Section 356 will be paid by TSA for shares of Grapevine Common Stock in the Exchange. In addition, TSA represents that it presently intends, and that at the Effective Date it will intend, to continue Grapevine's historic business or use a significant portion of Grapevine business assets in a business.

    SECTION 1.05  POOLING OF INTERESTS.

    The parties intend that the transaction be treated as a "pooling of interests" for accounting purposes.

                                      ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF GRAPEVINE
                       AND THE GRAPEVINE PRINCIPAL SHAREHOLDERS

    Grapevine and the Grapevine Principal Shareholders, jointly and severally represent and warrant to TSA as set forth below:

    SECTION 2.01 CORPORATE EXISTENCE AND POWER. Grapevine is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska, and has all corporate powers required to carry on its business as now conducted. Grapevine is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Grapevine. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity and its subsidiaries taken as a whole; and the term "Material Adverse Change" means a change which would have a Material Adverse Effect. Grapevine has delivered to TSA true and complete copies of Grapevine's Articles of Incorporation and Bylaws as currently in effect.

    SECTION 2.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Grapevine of this Agreement, the Plan of Share Exchange, the Articles of Share Exchange and the consummation by Grapevine of the transactions contemplated hereby are within

Grapevine's corporate powers and have been and, to the extent not executed as of the date hereof, will be prior to execution, duly authorized by all necessary corporate action. This Agreement , the Plan of Share Exchange and the Articles of Share Exchange constitute, or upon execution will constitute valid and binding agreements of Grapevine, enforceable against Grapevine in accordance with their respective terms and will constitute valid and binding agreements of the Grapevine Shareholders, enforceable against them in accordance with their respective terms.

    SECTION 2.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Grapevine and the Grapevine Principal Shareholders of this Agreement the consummation of the transactions contemplated hereby and the continued operation of the businesses of Grapevine after the Closing Date require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

    SECTION 2.04 NON-CONTRAVENTION. The execution, delivery and performance by Grapevine and the Grapevine Principal Shareholders of this Agreement and the consummation by Grapevine of the transactions contemplated hereby do not and will not:

    (a) contravene or conflict with the Articles of Incorporation or Bylaws of Grapevine;

    (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Grapevine;

    (c) constitute a default under or give rise to a right of termination, cancellation or acceleration or loss of any material benefit under any agreement, contract or other instrument binding upon Grapevine or under any license, franchise, permit or other similar authorization held by Grapevine; or

    (d) result in the creation or imposition of any Lien (as defined below) on any material asset of Grapevine.

     For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    SECTION 2.05 CAPITALIZATION.   The authorized capital stock of Grapevine
consists of 2,500,000 Shares of Grapevine Common Stock, of which 1,937,125 shares are Class A Common Stock and 562,875 shares are Class B Common Stock. As of the date hereof, there are outstanding 1,812,960 shares of Grapevine Common Stock, of which 1,299,250 shares are Class A Common Stock and 513,710 shares are Class B Common Stock.

    All outstanding shares of capital stock of Grapevine have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 2.05, there are outstanding (i) no shares of capital stock or other voting securities of Grapevine, (ii) no securities of Grapevine convertible into or exchangeable for shares of capital stock or voting securities of Grapevine, and (iii) no options or other rights to acquire securities from Grapevine and no obligation of Grapevine to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Grapevine. Except with respect to each of the Principal Shareholders other than Stephen J. Royer, Grapevine has entered into agreements ("Stockholder Agreements") with each of its shareholders to provide for the purchase of a shareholder's shares of Grapevine Common Stock in the event of such shareholder's death, disability, termination of employment or otherwise in the event of a shareholder's desire to sell his or her shares before his or her death, disability or termination of employment (a "Triggering Event"). Grapevine has no outstanding obligations under any Stockholders Agreement with any of its shareholders with respect to which a Triggering Event has occurred.

    SECTION 2.06 SUBSIDIARIES.

    (a)  Grapevine has no subsidiaries.

    SECTION 2.07 FINANCIAL STATEMENTS. Grapevine has delivered to TSA (i) an unaudited balance sheet of Grapevine dated as of May 31, 1996, (the "Grapevine Balance Sheet Date") and the related unaudited statement of income, shareholders equity and cash flows for the month period then ended, and (ii) the audited balance sheets of Grapevine dated as of December 31 , 1995 ("the Grapevine Balance Sheet") and the related audited statements of income, shareholders' equity and cash flows for said period along with the same audited financial statements for the periods ending December 31, 1994 and 1993 together with the notes thereto and the reports of Deloitte & Touche thereon. Such financial statements of Grapevine present fairly, in conformity with generally accepted accounting principles (GAAP), the financial position of Grapevine as of the dates thereof and its results of operations and cash flows for the periods then ended.

    SECTION 2.08 RECEIVABLES. The receivables shown on the Grapevine Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. The receivables of Grapevine arising after the date of the Grapevine Balance Sheet and prior to the Closing Date arose or will arise in the ordinary course of business and have been collected or are or will be collectible in the book amounts thereof, consistent with the past practice of Grapevine less an appropriate allowance for doubtful accounts.

    SECTION 2.09 COMPLIANCE WITH LAW.    Grapevine  is in compliance in all
material respects with and has conducted its business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Authority") applicable to its operations and with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against Grapevine or against any of its properties or businesses, which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on Grapevine.

    SECTION 2.10 NO DEFAULTS.   Grapevine is not and  has not received notice
that it would be with the passage of time, (i) in violation of any provision of its Articles of Incorporation or Bylaws or other similar organizational document or (ii) in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to Grapevine or
(B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which Grapevine is a party or by which Grapevine or its properties or assets may be bound.

    SECTION 2.11 LITIGATION. There is no action, suit, proceeding, claim or investigation pending or threatened, against Grapevine which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Grapevine has delivered to TSA correct and complete copies of all audit response letters prepared by its counsel for Grapevine's independent public accountants in connection with the last three completed audits of Grapevine's financial statements, including the audit conducted in connection with the Grapevine Balance Sheet, and any such correspondence since the Grapevine Balance Sheet Date.

    SECTION 2.12 ABSENCE OF CERTAIN CHANGES. Except as expressly allowed or contemplated by this Agreement, since the Grapevine Balance Sheet Date, Grapevine has conducted its business in the ordinary course and there has not occurred:

    (a)  Any Material Adverse Change with respect to Grapevine;

    (b) Any amendments or changes in the Articles of Incorporation or Bylaws or other similar organizational document of Grapevine;

    (c) Any redemption, repurchase or other acquisition of shares of capital stock of Grapevine by Grapevine or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Grapevine;

    (d) Any increase in or modification of the compensation or benefits payable or to become payable by Grapevine to any of its respective directors, employees or consultants, except in the ordinary course of business consistent with past practice, which past practice has been previously disclosed to TSA;

    (e) Any acquisition or sale of a material amount of property or assets by or of Grapevine;

    (f) Any entry into, amendment of, relinquishment, termination or non-renewal by Grapevine of any material contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

    (g) Any labor dispute, other than routine individual grievances, or, to the best of its knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of Grapevine; or

    (h) Any agreement or arrangement made by Grapevine to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 2.12 untrue or incorrect as of the date when made.

    SECTION 2.13 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Grapevine from Grapevine , under any Grapevine Employee Plan (as defined in Section 2.14 (a) below) or otherwise,
(ii) materially increase any benefits otherwise payable under any Grapevine Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    SECTION 2.14 EMPLOYEE BENEFITS.

    (a) Grapevine has set forth in the Grapevine Disclosure Schedule (attached hereto as Exhibit A) a list which identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each employment agreement, compensation agreement, bonus, commission or similar arrangement, and fringe benefit arrangement which is maintained, administered or contributed to by Grapevine or any affiliate thereof ( and covers any employee or former employee of Grapevine or any affiliate or under which Grapevine or any affiliate has any liability. Copies (or, if not in writing, detailed summaries) of such plans (and, it applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to TSA together with (to the extent existing) (x) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Grapevine Employee Plans."

    (b) No Grapevine Employee Plan constitutes a "multi employer plan" as defined in Section 3(37) of ERISA (a "Multi employer Plan"), no Grapevine Employee Plan is maintained in connection with any trust described in Section 501 (e) (9) of the Code and no Grapevine Employee Plan is subject to Title IV of
ERISA or Section 412 of the Code.   Nothing done or omitted to be done and no
transaction or holding of any asset under or in connection with any Grapevine Employee Plan has or will make Grapevine or any officer or director thereof, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4915 of the Code.

    (c)   Each Grapevine Employee Plan which is intended to be qualified under
Section 401 (a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501 (a) of the Code.

    (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Grapevine or any affiliate that would obligate Grapevine or any affiliate to pay any additional compensation, including severance pay, as a result of the consummation of the transactions contemplated by this Agreement or that, individually or collectively, could give rise to the payment by Grapevine of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

    (e) Neither Grapevine nor any of its affiliates maintain or administer any "defined benefit plans" for the benefit of their employees. Neither Grapevine nor its affiliates have any projected liability in respect of post-retirement health, life and medical benefits for retired employees of Grapevine and its affiliates. Other than provisions of applicable law, no condition exists that would prevent Grapevine from amending or terminating any Grapevine Employee Plan.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Grapevine or any of its affiliates relating to, or change in employee participation or coverage under, any Grapevine Employee Plan which would materially increase the expense of maintaining such Grapevine Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year,

    SECTION 2.15 MAJOR CONTRACTS. The Grapevine Disclosure Schedule (attached hereto as Exhibit A) sets forth a list of the following agreements and covenants to which Grapevine is a party to or is subject to:

    (a) Any union contract or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by it on 30 days' notice or less without penalty or obligation to make payments related to such termination;

    (b) Any plan, contract or arrangement, written or oral, providing for bonuses, pensions. deferred compensation, severance pay or benefits, retirement payments, profit sharing, or the like;

    (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

    (d) Any royalty, service or distribution agreement or other similar agreement pursuant to which Grapevine has granted or received exclusive rights related to any product, group of products or territory;

    (e) Any lease for personal property in which the amount of payments which Grapevine is required to make on an annual basis exceeds $25,000;

    (f)  Any material license agreement, either as licensor or licensee;

    (g) Any contract containing covenants purporting to limit Grapevine's freedom to compete in any line of business in any geographic area; or

    (h) Any other agreement, contract or commitment which is material to Grapevine. .

    SECTION 2.16 TAX RETURNS.

    (a)  All Tax returns, statements, reports and forms (including estimated
Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any taxable period ending on or before the Closing Date by or on behalf of Grapevine (collectively, the "Grapevine Tax Returns"), the non-filing of which would have a Material Adverse Effect on Grapevine or would result in criminal penalties against Grapevine or any officer or employee thereof, have been or will be filed when due (including any extensions of such due date).

    (b) Grapevine has timely paid, withheld or made provision on its books for all Taxes due and payable with respect to all fiscal periods ending on or prior to the Closing Date and for the portion ending on the Closing Date of any fiscal period beginning prior to the Closing Date and ending after the Closing Date.

    (c) Grapevine has not granted any extension or waiver of the limitation period applicable to any Grapevine Tax Returns.

    (d) There is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in writing against or with respect to Grapevine in respect of any Tax or assessment.

    (e) There are no liens for Taxes upon the assets of Grapevine except liens for current Taxes not yet due.

    (f) Grapevine will not be required to include any adjustment in Taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 (c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of Grapevine for any tax period (or portion thereof) ending on or before the Closing Date.

    (g) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, for any entity, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by such entity or any Subsidiary thereof, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of such entity thereof for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) liability of such entity for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

    SECTION 2.17 INTERESTS OF OFFICERS, DIRECTORS AND OTHER AFFILIATES. The Grapevine Disclosure Schedule (attached hereto as Exhibit A) sets forth a description of any interest held, directly or indirectly, by any officer, director or other affiliate of Grapevine in any property, real or personal, tangible or intangible, used in or pertaining to Grapevine's business, including any interest in the Grapevine Intellectual Property Rights.

    SECTION 2.18  INTELLECTUAL PROPERTY.

    (a) Grapevine owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Grapevine as presently conducted. Each item of Intellectual Property owned or used by Grapevine immediately prior to the Closing hereunder will be owned or available for use by Grapevine on identical terms and conditions immediately subsequent to the Closing hereunder. Grapevine has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

    (b) Grapevine has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Grapevine has never received any charge, compliant, claim, or notice alleging any such interference, infringement, misappropriation, or
violation.   No third party has interfered with, infringed upon,
misappropriated, or otherwise come into conflict with any Intellectual Property rights of Grapevine.

    (c) Set forth in the Grapevine Disclosure Schedule (attached hereto as Exhibit A) is a list of each patent or registration which has been issued to Grapevine with respect to any of its Intellectual Property and each pending patent application or application for registration which Grapevine has made with respect to any of its Intellectual Property, and a list of each license, agreement, or other permission which Grapevine has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).
 With respect to each item of Intellectual Property that Grapevine owns:

         (i)  it possesses all right, title, and interest in and to the item;

         (ii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

         (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

         (iv) Grapevine has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except as set forth in Grapevine's standard end-user license agreement.

    (d) Set forth in the Grapevine Disclosure Schedule (attached hereto as Exhibit A) is each item of Intellectual Property that any third party owns and that Grapevine uses pursuant to license, sublicense, agreement, or permission. With respect to each such item of used Intellectual Property:

         (i)  the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

         (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

         (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

         (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

         (vi) the underlying item of Intellectual Property is not subject to any outstanding judgment, order decree, stipulation, injunction, or charge; and

         (vii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

    (e) For the purposes of this Agreement, Grapevine Intellectual Property means: all of Grapevine's right, title and interest in and to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software whether owned or licensed from a third party (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

    SECTION 2.19 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Grapevine which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Grapevine, any acquisition of property by Grapevine or the conduct of business by Grapevine as currently conducted or as currently proposed to be conducted by Grapevine.

    SECTION 2.20 TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES, CONDITION OF EQUIPMENT.

    (a) The Grapevine Disclosure Schedule (attached hereto as Exhibit A) sets forth a true and complete list of all real property leased by Grapevine and the aggregate annual rental or other fee payable under any such lease.

    (b) Grapevine has valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens, except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

    (c) The equipment owned or leased by Grapevine is (i) adequate for the conduct of the business of Grapevine consistent with its past practice, (ii) suitable for the uses to which it is currently employed. (iii) in good operating condition, normal wear and tear excepted, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any known defects, except, with respect to clauses (ii) through (v) of this Section 2.20 (c) as would not have a Material Adverse Effect on Grapevine.

    SECTION 2.21 GOVERNMENTAL AUTHORIZATIONS AND LICENSES.    Grapevine  is the
holder of all material licenses, authorizations, consents, approvals, permits (including all necessary environmental permits), concessions, certificates and other franchises of any Governmental Entity required to operate its business (collectively, the "Governmental Authorizations").

    SECTION 2.22 ENVIRONMENTAL MATTERS.

    (a) Except as set forth on the Grapevine Disclosure Schedule (attached hereto as Exhibit A) Grapevine has not within the five years preceding the date hereof received any written notice, demand, citation, summons, complaint or order or any notice of any penalty, Lien or assessment, and no investigation or review is pending by any governmental entity, with respect to any material (i) alleged violation by Grapevine of any Environmental Law (as defined in subsection (b) below), or (ii) alleged failure by Grapevine to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business.

    (b) For the purposes of this Section 2.22, "Environmental Laws" shall mean any and all foreign and domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment.

    SECTION 2.23 INSURANCE. The Grapevine Disclosure Schedule (attached hereto as Exhibit A) lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Grapevine. Copies of all such policies have been delivered to TSA prior to the date hereof. There is no claim by Grapevine pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Grapevine is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Grapevine does not know of any threatened termination of or material premium increase with respect to, any of such policies.

    SECTION 2.24 LABOR MATTERS.   Grapevine  is in compliance with all
currently applicable laws and regulations respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and wages and hours and occupational safety and health and employment
practices, and are not engaged in any unfair labor practice.    Grapevine  has
not received any notice from any Governmental Authority, and there has not been asserted before any Governmental Authority, any claim, action or proceeding to which Grapevine is a party or involving Grapevine , and there is neither pending nor threatened any investigation or hearing concerning Grapevine arising out of or based upon any such laws, regulations or practices.

    SECTION 2.25 EMPLOYEES. The Grapevine Disclosure Schedule (attached hereto as Exhibit A) lists each salaried employee and sales representative of Grapevine and his or her current position, salary, commission and general compensation arrangement. Except for agreements listed in the Grapevine Disclosure Schedule, complete and accurate copies of which have been delivered to TSA, Grapevine is not a party to any effective consulting or employment agreements with individual consultants or employees (including officers and directors).

    SECTION 2.26 CUSTOMERS. The Grapevine Disclosure Schedule (attached hereto as Exhibit A) sets forth a list of those customers of Grapevine which during the last fiscal year provided revenue to Grapevine in an aggregate amount in excess of $100,000. Except as set forth in the Grapevine Disclosure Schedule, Grapevine has no reason to believe that any of such customers intends to terminate its business relationship with Grapevine.

    SECTION 2.27 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Grapevine Shareholders or Grapevine who might be entitled to any fee or commission from TSA upon consummation of the transactions contemplated by this Agreement.

    SECTION 2.28 INFORMATION SUPPLIED. TSA shall file a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") in connection with the issuance of the TSA Common Stock in or as a result of the Exchange. None of the information supplied or to be supplied by Grapevine for inclusion in the Registration Statement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

    SECTION 2.29 GRAPEVINE SHAREHOLDERS. Exhibit 2.29 attached hereto contains the name of each Grapevine shareholder and the number of shares of Grapevine Common Stock owned by each shareholder.

                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF TSA

    TSA represents and warrants to Grapevine  as set forth below:

    SECTION 3.01 CORPORATE EXISTENCE AND POWER. TSA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. TSA has all corporate power and all material Governmental Authorizations required to carry on its business as now conducted. TSA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TSA.

    SECTION 3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by TSA of this Agreement and the consummation by TSA of the transactions contemplated hereby are within its corporate powers and have been and, to the extent not executed as of the date hereof, will be prior to execution, duly authorized by all necessary corporate action. This Agreement upon execution will constitute a valid and binding agreement of TSA, enforceable against TSA in accordance with their respective terms.

    SECTION 3.03 GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance by TSA of this Agreement and the consummation of the Exchange by TSA, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

    (a) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act");

    (b)   compliance with any applicable requirements of the Securities Act of
1933   and the rules and regulations promulgated thereunder ("the Securities
Act")

    (c)  compliance with any applicable state securities or "blue sky" laws.

    SECTION 3.04 NON-CONTRAVENTION. The execution, delivery and performance by TSA of this Agreement and the consummation by TSA of the transactions contemplated hereby do not and will not:

    (a) contravene or conflict with the Restated Articles of Incorporation or Bylaws of TSA;

    (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to TSA or any other Subsidiary of TSA;

    (c) constitute a default under or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under any agreement, contract or other instrument binding upon TSA or any subsidiary of TSA or any license, franchise, permit or other similar authorization held by TSA or any such subsidiary; or

    (d) result in the creation or imposition of any Lien on any material asset of TSA or any Subsidiary of TSA.

    SECTION 3.05 CAPITALIZATION OF TSA.

    (a) The authorized capital stock of TSA consists of 50,000,000 shares of Class A Common Stock, par value $.005 per share, 5,000,000 shares of Class B Common Stock, par value $.005 per share, and 5,450,000 shares of Preferred Stock, par value $.01 per share. As of July 1, 1996, there were outstanding:

         (i)    22,468,166 shares of Class A Common Stock,

         (ii)   2,971,252 shares of Class B Common Stock, and

        (iii)   no shares of TSA Preferred Stock.

    All outstanding shares of TSA Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

    (b) All shares of TSA Common Stock issued in the Exchange shall, upon issuance, be fully paid, validly issued and nonassessable. TSA has reserved and, to the extent additional authorized shares are required, will reserve upon authorization thereof by TSA's shareholders, sufficient shares of TSA Common Stock for issuance in the Exchange.

    SECTION 3.06 SEC FILINGS.

    (a)  TSA has delivered to Grapevine:

         (i) its annual report on Form 10-K for its fiscal year ended September 30, 1995;

         (ii) its quarterly reports on Form 10-Q for its fiscal quarters ending December 31, 1995 and March 31, 1996;

         (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of TSA held since September 30, 1994; and

         (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 30, 1994.

    SECTION 3.07 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of TSA included in its annual reports on Form 10-K and quarterly reports on Form 10-Q referred to in
Section 3.06 present fairly, in conformity with GAAP, the consolidated financial position of TSA and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). For purposes of this Agreement, "TSA Balance Sheet" means the consolidated balance sheet of TSA as of March 31, 1996, and the notes thereto, contained in TSA's quarterly report on Form 10-Q filed for its fiscal quarter then ended, and "TSA Balance Sheet Date" means March 31, 1996.

    SECTION 3.08 ABSENCE OF CERTAIN CHANGES. Since the TSA Balance Sheet Date, TSA has conducted its business in the ordinary course and there has not occurred any Material Adverse Change with respect to TSA.

    SECTION 3.09 COMPLIANCE WITH LAW.   Each of TSA and its subsidiaries is in
compliance in all material respects with and has conducted its business as to comply in all material respects with all laws, rules, regulations, judgments, decrees or orders of any Governmental Authority applicable to its operations and with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) including any such actions relating to affirmative action claims or claims of discrimination, against TSA or any of its subsidiaries or against any of their respective properties, which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on TSA.

    SECTION 3.10 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of TSA or any Subsidiary thereof who might be entitled to any fee or commission from the Grapevine Shareholders or Grapevine or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                      ARTICLE IV
                       COVENANTS OF GRAPEVINE AND THE GRAPEVINE
                                PRINCIPAL SHAREHOLDERS

    Grapevine and the Grapevine Principal Shareholders agree that:

    SECTION 4.01 CONDUCT OF GRAPEVINE. From the date hereof until the Closing Date, Grapevine shall in all material respects conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

         (a) Grapevine will not adopt or propose any change in its Articles of Incorporation or Bylaws;

    (b)  Grapevine will not:

         (i) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of Grapevine that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Exchange or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency; or

         (ii) amend any existing contract, agreement, plan or arrangement so to provide;

    (c) Grapevine will not issue any Grapevine Common Stock or other securities;

    (d) Grapevine will keep in full force and effect all of its existing insurance and will not modify or reduce the coverage thereunder;

    (e) Grapevine will not sell, transfer, license, sublicense or otherwise dispose of any of its material assets, including Intellectual Property Rights, and will not pay any dividend or make any other distribution to holders of its capital stock;

    SECTION 4.02 ACCESS TO INFORMATION.

    (a) From the date hereof until the Closing Date, Grapevine will give TSA, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Grapevine and will furnish to TSA, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other information with respect to the business of Grapevine as such persons may reasonably request and will instruct Grapevine's employees, counsel and financial advisors to cooperate with TSA in its investigation of the business of Grapevine and in the planning for the combination of the businesses of Grapevine following the consummation of the Exchange; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Grapevine or the Grapevine Shareholders to TSA hereunder.

    (b) From the date hereof until the Closing Date, reasonably promptly following the end of each month, Grapevine will deliver to TSA a balance sheet and statement of operations of Grapevine for such month.

    SECTION 4.03 OTHER OFFERS. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Grapevine, and the officers, directors, employees or other agents of Grapevine will not, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any acquisition proposal, or (ii) engage in negotiations with, or, except as required by a court of competent jurisdiction, disclose any nonpublic information relating to Grapevine or afford access to the properties, books or records of Grapevine to any person or entity that may be considering making, or has made, an acquisition proposal.

                                      ARTICLE V

                                   COVENANTS OF TSA

    TSA agrees that:

    SECTION 5.01 ACCESS TO INFORMATION. From the date hereof until the Closing Date, TSA will give Grapevine, its counsel, financial advisors, auditors and other authorized representatives access to all information regarding TSA which may be reasonably requested by Grapevine or such representatives.

    SECTION 5.02 COMPENSATION TO KEY EMPLOYEES. Upon consummation of the Exchange, TSA agrees to offer Stephen J. Royer, James J. McFadden and Michael F. Benson compensation plans similar to those for executives in similar positions with other TSA subsidiaries.

    SECTION 5.03 PERFORMANCE PLAN. Upon consummation of the Exchange, TSA agrees in conjunction with the officers of Grapevine to establish a bonus compensation plan for

Grapevine employees consistent with the bonus plans for other TSA operating entities or units.

    SECTION 5.04 ISSUANCE AND REGISTRATION OF SECURITIES.   In connection with
the issuance of TSA Common Stock in the Exchange, TSA shall promptly prepare and file with the SEC under the Securities Act the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable. TSA shall take any action required to be taken under state securities or "blue sky" laws in connection with the issuance and sale of TSA Common Stock in the Exchange.

                                      ARTICLE VI

                               COVENANTS OF ALL PARTIES

    TSA, Grapevine and the Principal Shareholders agree that:

    SECTION 6.01 ADVICE OF CHANGES. Each party will promptly advise the other such party in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event) and (ii) of any Material Adverse Change in the business condition of the party and its subsidiaries, taken as a whole.

    SECTION 6.02 REGULATORY APPROVALS. Prior to the Closing Date, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party shall use its reasonable best efforts to obtain all such authorizations, approvals and consents.

    SECTION 6.03 NECESSARY CONSENTS. Prior to the Closing Date, each party will use its reasonable best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow it to carry on its business after the Closing Date.

    SECTION 6.04 ACTIONS CONTRARY TO STATED INTENT. No party hereto will, either before or after the Exchange, take any action that would prevent the Exchange from qualifying as a reorganization under Sections 368 (a)(1) (B) of the Code or prevent the transaction from qualifying for the Pooling of Interest method of accounting.

    SECTION 6.05 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of the Exchange to the financial community, government agencies, employees or the public generally shall be determined solely by TSA.

    SECTION 6.06 CONFIDENTIALITY.

    Except as expressly authorized by TSA in writing, Grapevine will not directly or indirectly divulge to any person or entity or use any TSA Confidential Information except as required for the performance of its duties under this Agreement. Except as expressly authorized by Grapevine in writing, TSA will not directly or indirectly divulge to any person or entity or use any Grapevine Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "TSA Confidential Information" consists of (a) any information designated by TSA as confidential whether developed by TSA or disclosed to TSA by a third party, (b) the source and object code to any TSA software and any trade secrets relating to any of the foregoing, and (c) any information relating to TSA's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "Grapevine Confidential Information" consists of (x) any information designated by Grapevine as confidential whether developed by Grapevine or disclosed to Grapevine by a third party (y) the source and object code to any Grapevine software, and any trade secrets related to any of the foregoing and
(z) any information relating to Grapevine product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. "TSA Confidential Information" and "Grapevine Confidential Information" also include the terms and conditions of this Agreement, except as disclosed in accordance with Section 6.05 of this Agreement. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly-known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator, or compiler to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party which is the owner, creator, or compiler, or (iv) is being or has heretofore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator, or compiler.

                                     ARTICLE VII

                              CONDITIONS TO THE EXCHANGE

    SECTION 7.01 CONDITIONS TO OBLIGATIONS OF TSA. The obligations of TSA hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by TSA, but only in a writing signed by TSA):

    (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH COVENANTS. The representations and warranties of Grapevine and the Grapevine Shareholders contained in Article II shall be true and accurate in all material respects (and without regard to any knowledge limitation contained therein) on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date and Grapevine and the Grapevine Shareholders shall have performed and complied with all of their covenants contained in Articles IV and VI in all material respects on or before the Closing Date. Grapevine shall have provided TSA with a certificate executed by the President and the Chief Financial Officer of Grapevine, dated as of the Closing Date, certifying compliance with this subsection (a) (except for any exceptions thereto which may be noted in such certificate). There shall be no personal liability to any Grapevine officer based on such officer executing this certificate except for any misstatements therein made with such officer's knowledge.

    (b) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in Grapevine since the Grapevine Balance Sheet Date.

    (c) CONSENTS. All written consents, assignments, waivers or authorizations ("Consents") that are required as a result of the Exchange for the continuation in full force and effect of any material contracts or leases of Grapevine shall have been obtained.

    (d) GRAPEVINE SHAREHOLDER APPROVAL. The Grapevine shareholders shall have approved the Grapevine Plan of Share Exchange.

    (e) DELIVERY OF GRAPEVINE COMMON STOCK CERTIFICATES AND STOCK POWERS. The Grapevine shareholders shall execute and deliver stock certificates and related stock powers for all of their shares of Grapevine Common Stock to the Principal Shareholders, who shall in turn deliver such stock certificates and stock powers to TSA, and such stock certificates and stock powers shall be in forms reasonably satisfactory to TSA.

    (f) POOLING OF INTERESTS. TSA shall receive written assurance from its financial advisors that the proposed transaction as set forth in this Agreement will qualify for Pooling of Interests accounting.

    (g) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

    (h) PLAN OF SHARE EXCHANGE. The Grapevine Articles of Share Exchange shall have been declared effective and the number of dissenting shares to the Plan of Share Exchange shall not exceed ten percent (10%) of the Grapevine outstanding shares.

    SECTION 7.02 CONDITIONS TO OBLIGATIONS OF GRAPEVINE AND THE GRAPEVINE SHAREHOLDERS. The obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Grapevine in a writing signed by Grapevine ):

    (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of TSA set forth in Article III shall be true and accurate in all material respects (and without regard to any knowledge limitation contained therein) on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date and TSA shall have performed and complied with all of its covenants contained in Articles V and VI in all material respects on or before the Closing Date. TSA shall have provided Grapevine with a certificate executed by the President and the Chief Financial Officer of TSA, dated as of the Closing Date, certifying compliance with this subsection (a). There shall be no personal liability to any TSA officer executing this certificate except for any misstatements therein made with such officer's knowledge.

    (b) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in TSA since the TSA Balance Sheet Date.

                                     ARTICLE VIII

                               TERMINATION OF AGREEMENT

    SECTION 8.01 TERMINATION PRIOR TO THE CLOSING DATE. Unless otherwise agreed by the parties hereto, this Agreement shall be terminated if the Closing Date does not occur within twenty (20) business days after the Registration Statement (described in Section 2.28) is declared effective by the Securities and Exchange Commission.

    SECTION 8.02 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (i) by a mutual written consent of the Board of Directors of TSA and the Board of Directors of Grapevine ;

         (ii) by TSA, if (A) there has been a breach by Grapevine or the Principal Shareholders of any of their representations and warranties hereunder such that Section 7.01 (a) will not be satisfied or (B) there has been the willful breach on the part of Grapevine or the Principal Shareholders of any of their covenants or agreements contained in this Agreement such that in both case (A) and case (B), such breach has not been promptly cured within thirty (30) days after notice (in reasonable detail) to Grapevine or the Principal Shareholders; or

         (iii) by Grapevine, if (A) there has been a breach by TSA of any of its representations and warranties hereunder such that Section 7.02 (a) will not be satisfied or (B) there has been the willful breach on the part of TSA of any of its covenants or agreements contained in this Agreement such that in both case (A) and case (B), such breach has not been promptly cured within thirty (30) days after notice (in reasonable detail) to TSA.

    SECTION 8.03 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of either TSA or Grapevine, except that the agreements contained or referred to in Sections 6.06, 8.03, 9.03 shall survive the termination hereof.

                                      ARTICLE IX

                                    MISCELLANEOUS

    SECTION 9.01 DEFINITIONS. The following terms are defined in the Section of this Agreement referenced below:

    Defined Term                                      Reference
    ------------                                      ---------
    Articles of Share Exchange                        1.03 and
                                                        7.01(h)
    Average Closing Price                             1.02
    Closing                                           1.01(b)
    Closing Date                                      1.01(b)
    Code                                              1.04

    Dissenting Shares                                 1.04 and
                                                        7.01(h)
    Environmental Laws                                2.22(b)
    ERISA                                             2.14(a)
    Exchange                                          Recital A
    Exchange Act                                      3.03
    GAAP                                              2.07
    Governmental Authority                            2.09
    Grapevine                                         Preamble
    Grapevine Balance Sheet                           2.07
    Grapevine Balance Sheet Date                      2.07
    Grapevine Common Stock                            Recital A
    Grapevine Disclosure Schedule                     2.14
    Grapevine Employee Plans                          2.14(a)
    Grapevine Shareholders                            Preamble
    Grapevine Tax Returns                             2.16(a)
    Intellectual Property Rights                      2.18(e)
    Lien                                              2.04(d)
    Material Adverse Change                           2.01
    Material Adverse Effect                           2.01
    Multi Employer Plan                               2.14(b)
    Pooling of Interests                              1.05 and
                                                        7.01(f)
    Plan of Share Exchange                            Recital A and
                                                        2.02
    Principal Shareholders                            Preamble
    Registration Statement                            2.28
    Securities Act                                    3.03(b)
    Stockholders Agreement(s)                         2.05
    Tax                                               2.16(g)
    Taxing Authority                                  2.16(g)
    Triggering Event                                  2.05
    TSA                                               Preamble
    TSA Common Stock                                  Recital A

    SECTION 9.02 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    SECTION 9.03 FEES AND EXPENSES. Each party shall bear its own fees and expenses.

    SECTION 9.04 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNITY.

    (a) SURVIVAL OF REPRESENTATIONS. Except as otherwise expressly provided herein, the representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any other party. The representations, warranties, covenants and agreements of the Principal Shareholders contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date but shall expire on the first anniversary of the Closing Date in the absence of actual fraud.

    (b) INDEMNIFICATION. If the Closing of the Exchange shall occur, then, subject to the provisions of this Section 9.04, the Principal Shareholders severally shall indemnify and hold harmless TSA and its affiliates from and against:

         (i) all Damages arising from any misrepresentation or breach of warranty, covenant or agreement made by the Principal Shareholders in
    Article II and any breach by Grapevine or the Principal Shareholders of any covenant or agreement on its or his part contained in this Agreement;

         (ii) all Damages arising from any liability for Taxes payable by Grapevine, for any fiscal periods ending on or prior to the Closing Date and for any Taxes payable by any of such entities for the portion ending on the Closing Date of any fiscal period beginning prior to the Closing Date.

    Each Principal Shareholder shall indemnify for the damages set forth in
Section 9.04(b)(i) and (ii) but in no event shall the Principal Shareholders collectively be required to indemnify TSA for an amount in excess of five percent (5%) of the total value of the TSA shares exchanged valued at the closing price of TSA shares on NASDAQ on the business day prior to the Closing Date provided that the total value of the TSA shares exchanged cannot be less than $11,100,000.00 or more than $14,800,000.00. Payment of any indemnity shall be made by transferring TSA Common Stock valued at the closing price determined by the result of dividing the actual exchange value by the total number of TSA shares exchanged. If the Principal Shareholders shall dispute the amount of Damages or shall fail to pay Damages after demand therefor, the matter of the determination of Damages and the enforcement of the indemnification provided in this Agreement shall be submitted for Binding Arbitration.

    (c) PRINCIPAL SHAREHOLDERS' PARTICIPATION IN DEFENSE AGAINST THIRD PARTY CLAIMS. The Principal Shareholders shall be entitled to assume the defense of any claims for which TSA shall seek indemnification from the Principal Shareholders under this Agreement and which are brought by parties unaffiliated with TSA. If the Principal Shareholders elect in writing to assume the defense of any lawsuit or action with respect to any claim for which TSA is seeking indemnification under this Agreement, the Principal Shareholders shall take control of the defense and investigation of such lawsuit or action and shall employ and engage an attorney acceptable to TSA to defend the same, at the Principal Shareholders' cost. TSA shall have the right to employ counsel with respect to any such claim, but the fees and expenses of such counsel shall be at the expense of TSA unless (i) the employment of counsel by TSA has been authorized in writing by the Principal Shareholders, or (ii) the Principal Shareholders shall not in fact have employed counsel to assume the defense of such claim, in each of which case, the fees and expenses of counsel shall be at the expense of the Principal Shareholders. Regardless of which party is controlling the defense of any claim, (i) both the Principal Shareholders and TSA shall act in good faith, (ii) no settlement of such claim may be agreed to without the written consent of both the Principal Shareholders and TSA, which consent shall not be unreasonably withheld, and (iii) the fees and expenses of the counsel retained to defend such claim shall be payable by the Principal Shareholders except as provided in the foregoing sentence.

    SECTION 9.05 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

    IF TO TSA:

    General Counsel
    Transaction Systems Architects, Inc.
    330 South 108th Avenue
    Omaha, NE 68154

    IF TO GRAPEVINE:

    10842 Farnam Drive
    Omaha, NE 68154

    IF TO THE PRINCIPAL SHAREHOLDERS:

    Stephen J. Royer
    41 Ginger Woods Road
    Valley, NE 68064

    James J. McFadden
    3125 Armbrust Drive
    Omaha, NE 68124

    Michael F. Benson
    22716 Rifle Ridge Terrace
    Elkhorn, NE 68022

    James G. Strickland
    2415 South 100th Street
    Omaha, NE 68124

    Michael R. Engel
    612 Morrison Drive
    Omaha, NE 68154

    Such communications shall be effective when they are received by the addressee thereof. Any party may change its address or telecopier number for such communications by giving notice thereof to the other parties in conformity with this Section.

    SECTION 9.06 GOVERNING LAWS. The laws of the State of Nebraska (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

    SECTION 9.07 BINDING UPON SUCCESSORS AND ASSIGNS. No assignment or transfer by TSA, the Grapevine Shareholders or Grapevine of their respective rights and obligations hereunder shall be made except for such transfers as are effected by death or testamentary succession or otherwise by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns (including without limitation the administrators, executors, representatives, heirs, legatees and devisees of the Grapevine Shareholders), and any reference to such a party hereto shall also be a reference to permitted successors or assigns.

    SECTION 9.08 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

    SECTION 9.09 ENTIRE AGREEMENT. This Agreement and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

    SECTION 9.10 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

    SECTION 9.11 AMENDMENT AND WAIVERS.  Any term or provision of this
Agreement may be amended. and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.
The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by all parties.

    SECTION 9.12 CONSTRUCTION OF AGREEMENT.  A reference to an Article,
Section, Schedule or Exhibit shall mean an Article of, a Section in, or Schedule or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

    SECTION 9.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, not will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity and all provisions hereof will be personal solely between the parties to this Agreement.

    SECTION 9.14 MUTUAL DRAFTING. This Agreement is the joint product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties, and shall not be construed for or against any party hereto.

    SECTION 9.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the paries reflected hereon as signatories.





                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                       TRANSACTION SYSTEMS ARCHITECTS, INC.

                                       BY: /s/ W Fisk
                                          ------------------------------------
                                       ITS:
                                           -----------------------------------


                                       GRAPEVINE SYSTEMS, INC.

                                       BY: /s/ Stephen J. Royer
                                          ------------------------------------
                                       ITS: President
                                           -----------------------------------


                                       GRAPEVINE PRINCIPAL SHAREHOLDERS

                                       /s/ Stephen J. Royer
                                       ---------------------------------------
                                       STEPHEN J.  ROYER

                                       /s/ James J. McFadden
                                       ---------------------------------------
                                       JAMES J. MCFADDEN

                                       /s/ Michael F. Benson
                                       ---------------------------------------
                                       MICHAEL F. BENSON

                                       /s/ James G. Strickland
                                       ---------------------------------------
                                       JAMES G. STRICKLAND

                                       /s/ Michael R. Engel
                                       ---------------------------------------
                                       MICHAEL R. ENGEL